Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FIRST QUARTER 2008 RESULTS

Performance reflects unfavorable weather, higher input costs and growth expenditures

Newport Beach, CA – May 8, 2008 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the first quarter ended March 31, 2008.

2008 First Quarter Financial Highlights – versus – 2007 First Quarter

•	Net sales equaled the prior year period at $40.9 million.

•	Net income was $1.7 million as compared to $2.1 million.

•	Earnings per diluted share were $0.06, versus $0.08 in the comparable period of 2007.

Eric Wintemute, President and CEO of American Vanguard, stated: “As indicated in our business performance update issued on April 1st, our first quarter sales were affected by weather related delays in the planting of the 2008 Midwest corn crop. In addition, our earnings have been influenced by escalating raw material and fuel costs as well as expenditures related to several important growth initiatives. We are taking steps to address recent cost increases through pricing and efficiency improvements and are moving ahead with our growth-oriented programs. The benefits of these efforts should be increasingly evident later this year, in calendar 2009 and beyond.”

Important first quarter highlights:

•

First quarter sales of the Company’s extremely effective herbicide Impact® were nearly double the prior year’s first quarter result, which is an indication of the superior performance and increased grower recognition of this product. We expect Impact to continue gaining market share as a label-specified complement to the widespread use of Monsanto’s Roundup® (glyphosate) products.

•

Our corn soil insecticides, which are primarily applied at the time of seed planting, did not experience the previously expected growth in the first quarter, due to widespread weather-related delays in the planting of Midwest corn crops.

•

Business remains solid in many non-corn markets, such as potatoes, vegetables, fruits, and specialty turf & ornamental markets, niches in which we have particular expertise. Strong continuing sales of our traditional Metam fumigant products, substantial new sales gains in our Avenge® herbicide for use in wheat crops, and several new offerings, such as the recently acquired PCNB fungicide and Orthene® insecticide, should further extend our penetration of these high-value segments.

•

Sales of Bidrin®, our cotton insecticide, were equal to the prior year’s first quarter, although full-year sales expectations continue to be soft due to the continuing acreage shifts from cotton to other crops.

•

Our international sales continued to grow in the first quarter with substantial gains in Mexico. As we have previously indicated, the Central and South American regions offer considerable opportunities for us, and we will continue to dedicate effort and resources to capitalize on this expanding market.

Mr. Wintemute concluded, “Despite weather related delays in first quarter sales, we remain focused on maximizing American Vanguard’s financial performance for 2008. Over the next several quarters, increased sales of Impact herbicide, incremental business in PCNB fungicide and Orthene insecticide and our continued international expansion should all be positive contributors. We believe the significant benefits that our products provide for enhancing productivity, improving crop quality, and impeding resistance development bode well for the Company’s long-term performance.”

*	Roundup is a registered trademark of Monsanto Corporation
*	Orthene is a registered trademark of OMS Investments, Inc.
*	Impact, Avenge, and Bidrin are registered trademarks of AMVAC Chemical Corporation

Conference Call

Eric Wintemute, President and CEO, and David Johnson, CFO, will conduct a conference call focusing on the financial results at 12:00pm EDT on Thursday, May 8, 2008. Interested parties may participate in the call by dialing 706-679-3155 – please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 46332166). The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati
williamk@amvac-chemical.com		Lcati@equityny.com
(212) 836-9611

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(Unaudited)

	For the three months ended March 31
	2008	2007
Net sales	$40,934	$40,906
Cost of sales	23,198	22,489

Gross profit	17,736	18,417
Operating expenses	13,946	12,999

Operating income	3,790	5,418
Interest expense	1,015	1,895
Interest income	—	(5)
Interest capitalized	(50)	(16)

Income before income tax	2,825	3,544
Income tax expense	1,092	1,418

Net income	$1,733	$2,126

Earnings per common share—basic	$.07	$.08

Earnings per common share—assuming dilution	$.06	$.08

Weighted average shares outstanding—basic	26,464	26,163

Weighted average shares outstanding—assuming dilution	27,466	27,330

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	Mar. 31, 2008	Dec. 31, 2007
	(Unaudited)	(Note*)
Current assets:
Cash and cash equivalents	$2,289	$3,201
Receivables:
Trade	64,342	55,925
Other	630	645

	64,972	56,570

Inventories	90,284	63,455
Prepaid expenses	3,658	2,214

Total current assets	161,203	125,440
Property, plant and equipment, net	38,284	36,330
Land held for development	211	211
Intangible assets	92,470	85,318
Other assets	1,293	1,282

	$293,461	$248,581

(Continued)

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	Mar. 31, 2008	Dec. 31, 2007
	(Unaudited)	(Note*)
Current liabilities:
Current installments of long-term debt	$4,106	$4,106
Accounts payable	20,505	13,796
Accrued program costs	20,425	24,191
Accrued expenses and other payables	6,579	6,355
Income taxes payable	1,886	1,848

Total current liabilities	53,501	50,296
Long-term debt, excluding current installments	96,628	56,155
Deferred income taxes	2,391	2,391

Total liabilities	152,520	108,842

Commitments and contingent liabilities
Stockholders’ Equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 28,706,248 shares at March 31, 2008 and 28,650,829 shares at December 31, 2007	2,871	2,865
Additional paid-in capital	37,293	36,551
Accumulated other comprehensive income	108	64
Retained earnings	103,414	103,004

	143,686	142,484
Less treasury stock, at cost, 2,226,796 shares at March 31, 2008 and December 31, 2007	(2,745)	(2,745)

Total stockholders’ equity	140,941	139,739

	$293,461	$248,581

Note: The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

For The Three Months Ended March 31, 2008 and 2007

(Unaudited)

Increase (decrease) in cash	2008	2007
Cash flows from operating activities:
Net income	$1,733	$2,126
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,762	2,098
Stock-based compensation expense related to stock options and employee stock purchases	235	264
Changes in assets and liabilities associated with operations:
Increase in receivables	(8,185)	(3,217)
Decrease in provision for doubtful accounts	(217)	—
Increase in inventories	(26,829)	(3,035)
(Increase) Decrease in prepaid expenses and other assets	(1,483)	382
Increase (Decrease) in accounts payable	6,859	(3,543)
Decrease in other current liabilities	(4,977)	(818)

Net cash used in operating activities	(30,102)	(5,743)

Cash flows from investing activities:
Capital expenditures	(3,631)	(680)
Acquisitions of intangible assets	(8,209)	(1,576)
Net decrease in other non-current assets	—	25

Net cash used in investing activities	(11,840)	(2,231)

Cash flows from financing activities:
Net borrowings under line of credit agreement	41,500	9,000
Principal payments on long-term debt	(1,027)	(526)
Proceeds from the issuance of common stock (exercise of stock options and sale of stock under ESPP)	513	418

Net cash provided by financing activities	40,986	8,892

Net (decrease) increase in cash	(956)	918
Cash and cash equivalents at beginning of year	3,201	1,844
Effect of exchange rate changes on cash	44	100

Cash and cash equivalents	$2,289	$2,862